As filed with the Securities and Exchange Commission on December 23, 2016

Registration No. 333-208540

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-1

ON

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GENIUS BRANDS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	20-4118216 (I.R.S. Employer Identification No.)

301 N. Canon Drive, Suite 305
Beverly Hills, CA 90210
(310) 273-4222

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Andrew Heyward
Chief Executive Officer
Genius Brands International, Inc.
301 N. Canon Drive, Suite 305
Beverly Hills, CA 90210
(310) 273-4222

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth R. Koch, Esq.

Jeffrey P. Schultz, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C.

Chrysler Center, 666 Third Avenue

New York, NY 10017

Tel: (212) 935-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the registrant.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.        (Check one):

Large accelerated filer ☐	Accelerated filer ☐

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THE REGISTRANT HEREBY AMENDS THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Explanatory Note

On December 14, 2016, the registrant filed a registration statement with the Securities and Exchange Commission, or SEC, on Form S-1 (Registration No. 333-208540), which was declared effective on December 29, 2015, to register for resale by the selling stockholders named in the prospectus of up to 7,385,000 shares of the registrant’s common stock, which represented 3,480,000 outstanding shares and 3,905,000 shares issuable upon exercise of outstanding warrants.

This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 is being filed by the registrant to convert the Form S-1 into a registration statement on Form S-3, and contains an updated prospectus relating to the offering and sale of the shares that were registered for resale on the Form S-1.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED December 23, 2016

PROSPECTUS

GENIUS BRANDS INTERNATIONAL, INC.

2,014,319 SHARES OF COMMON STOCK

This prospectus relates to the public offering of up to 2,014,319 shares of common stock of Genius Brands International, Inc. by the selling stockholders, including 745,957 outstanding shares and 1,268,362 shares issuable upon exercise of outstanding warrants. These shares and warrants were issued to the selling stockholders in a private placement that occurred in October 2015 and included the sale of an aggregate of 1,443,334 shares of common stock and warrants to purchase up to an aggregate of 1,443,334 shares of common stock at a purchase price of $3.00 per share. The selling stockholders may sell or dispose of common stock, from time to time in the principal market on which the common stock is traded at the prevailing market price or in negotiated transactions, or otherwise as more fully described in the “Plan of Distribution” section of this prospectus. We will not receive any of the proceeds from the sale of common stock by the selling stockholders. We are responsible for paying the expenses of registering these shares.

Our common stock is listed on the NASDAQ Capital Market, under the symbol “GNUS.” On December 22, 2016, the last reported sale price of our common stock on the NASDAQ Capital Market was $6.15 per share.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described on page 5 of this prospectus under the caption “Risk Factors” and included in our Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2015. We may include specific risk factors in supplements to this prospectus under the caption “Risk Factors.” This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                 , 2016.

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PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC or included in any applicable prospectus supplement. Investing in our securities involves risks. Therefore, carefully consider the risk factors set forth in any prospectus supplements and in our most recent annual and quarterly filings with the SEC, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Overview

Genius Brands International, Inc. is a global content and brand management company that creates and licenses multimedia content. Led by industry veterans, we distribute our content in all formats as well as a broad range of consumer products based on its characters. In the children’s media sector, our portfolio features “content with a purpose” for toddlers to tweens, which provides enrichment as well as entertainment, including tween music-driven brand SpacePop; preschool property debuting on Netflix Llama Llama; award-winning Baby Genius , re-launched with new entertainment and over 40 new products; adventure comedy Thomas Edison's Secret Lab®, available on Netflix, public broadcast stations and our Kid Genius channel on Comcast's Xfinity on Demand; Warren Buffett's Secret Millionaires Club, created with and starring iconic investor Warren Buffett. We are also co-producing an all-new adult-themed animated series, Stan Lee's Cosmic Crusaders, with Stan Lee's Pow! Entertainment and The Hollywood Reporter.

In addition, we act as licensing agent for certain brands, leveraging our existing licensing infrastructure to expand these brands into new product categories, new retailers, and new territories. These include Llama Llama; From Frank, a humor greeting card and product line; and Celessence Technologies, the world's leading microencapsulation company.

Our Products

Original Content

The Company owns and produces original content that is meant to entertain and enrich toddlers to tweens. It is generally a three-year cycle from the inception of an idea, through production of the content and development and distribution of a range of consumer products to retail, creating an inevitable lag time between the creation of the intellectual property to the realization of economic benefit of those assets. The goal is to maintain a robust and diverse portfolio of brands, appealing to various interests and ages, featuring evergreen topics with global appeal. The Company’s portfolio of intellectual property can be licensed, re-licensed, and exploited for years to come, with revenue derived from multiple sources and territories.

Our portfolio of original content includes:

Content in Production

Llama Llama: We are currently in production on fifteen half-hour animated episodes to premiere on Netflix in 2017. Llama’s creators include Oscar-winning director Rob Minkoff (The Lion King), director Saul Blinkoff (Doc McStuffins), showrunner Joe Purdy, art director Ruben Aquino (Frozen) and Emmy-winning producers Jane Startz and Andrew Heyward. Based on the NY Times #1 best-selling children’s books, the animated series centers on young Llama Llama’s first steps in growing up and facing childhood milestones. Each episode will be structured around a childhood milestone coupled with a life lesson learned by Llama Llama and his friends, told with a sense of humor, vitality, and understanding. The global licensing program was unveiled in June 2016 at the Licensing Expo held in Las Vegas from June 21 to June 23, 2016.

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SpacePop: SpacePop is music and fashion driven animated property that has garnered over 11 million views and over 38,000 subscribers since its launch. With 108 three-minute webisodes greenlit for production, SpacePop has a best-in-class development and production team on board including Steve Banks (head writer and story editor of Sponge Bob Square Pants) as content writer; Han Lee (Pink Fizz, Bobby Jack) for original character designs; multiple Grammy Award-winning producer and music veteran Ron Fair (Fergie, Mary J. Blige, Black Eyed Peas, Pussycat Dolls, Christina Aguilera and more), singer-songwriter Stefanie Fair (founding member of RCA’s girl group Wild Orchid with Fergie) for the original SpacePop theme music; and veteran music producer and composer John Loeffler (Kidz Bop, Pokemon) for original songs. Current promotional partners include Six Flags, Dippin’ Dots, and Camplified. We have collaborated with licensing partners throughout North America, including Taste Beauty (beauty and bath products), Bare Tree Media (emoticons), Canal Toys (craft and activity kits), Yowie Group, Ltd. (confections), Jaya Apparel (apparel), and Sony Pictures Home Entertainment (home entertainment). Additionally, SpacePop products ranging from apparel and accessories, to beauty, cosmetics, candy, books, and music became available at select Claire’s and Kohl’s in October. We added a program at a third national retailer in December 2016 with a dedicated feature space merchandising over 20 SpacePop items from our various licensees creating the ultimate SpacePop destination in time for the December 2016 holiday season.

Stan Lee’s Cosmic Crusaders: Stan Lee’s Cosmic Crusaders is a co-production between us, Stan Lee’s POW! Entertainment, and The Hollywood Reporter of an adult-themed animated series whose launch coincided with “Stan Lee’s 75 Years in Business” salute in The Hollywood Reporter’s Comic-Con issue. Cosmic Crusaders is based on a concept by Stan Lee and written by Deadpool co-creator Fabian Nicieza. With 52 eleven-minute episodes greenlit for production, the first four episodes premiered exclusively on THR.com with one episode that aired during Comic-Con International 2016. Stan Lee’s Cosmic Crusaders is the first series to launch on THR.com and will be promoted through THR’s YouTube channel, Facebook, Twitter and Instagram pages. The global consumer products program was introduced at Licensing Expo 2016 with national retailer Hot Topic secured as anchor retail partner.

Content in Development

Rainbow Rangers: From Shane Morris, the writer of Frozen, and Rob Minkoff, the director of The Lion King, Rainbow Rangers is an animated series about the adventures of seven heroic pixies from Kaleidoscopia, a fantastic land on the other side of the rainbow. The Rangers serve as Earth’s guardians and first-responders. When danger arrives, these seven pixie girls ride a rainbow across the sky and land wherever they are needed most in the small human city of Hopewell Junction.

Already Released Content

Thomas Edison’s Secret Lab: Thomas Edison’s Secret Lab is a STEM-based comedy adventure series by Emmy-nominated writer Steve Banks (SpongeBob Square Pants), multi-Emmy Award-winning writer Jeffrey Scott (Dragon Tales), and Emmy Award-winning producer Mark Young (All Dogs Go To Heaven 2). The series includes 52 eleven-minute episodes as well as 52 original music videos produced by Grammy Award-winning producer Ron Fair. The animated series follows the adventures of Angie, a 12-year-old prodigy who, along with her young science club, discovers Thomas Edison’s secret lab!

Warren Buffet’s Secret Millionaire’s Club: With 26 thirty-minute episodes and 26 four-minute webisodes, this animated series features Warren Buffett acts as a mentor to a group of kids who have international adventures in business. Secret Millionaire’s Club empowers kids by helping them learn about the business of life and the importance of developing healthy life habits at an early age.

Baby Genius: For more than ten years, Baby Genius has earned worldwide recognition for creating award-winning products for toddlers. Its catalogue of 500 songs, 125 music videos, and toys feature classic nursery rhymes, learning songs, classical music, holiday favorites and more

Licensing Agent

Augmenting our original content, we act as an agent for established brands which maximizes the existing infrastructure while creating incremental sources of revenue for us without additional overhead. These brands include From Frank, a popular line of greeting cards and Celessence, microencapsulation technology releases fragrance and is used to scent products.

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Kid Genius Cartoon Channel

In April 2015, we partnered with Comcast to launch the new Kid Genius Cartoon Channel on Xfinity on Demand. With Xfinity, Kid Genius is currently in over 22 million homes. In November 2016, we partnered with a leading kids app distributor adding Over-The-Top (“OTT”) distribution expanding onto platforms such as Roku, Apple TV, Amazon and Google thus reaching an additional 20 million homes. Our plans are to continue this roll-out into 2017 adding additional reach with the goal of being in over 80 million homes. Kid Genius Cartoon Channel combines the powerful value of owning a channel in its own right with the ability to promote our brands and products.

Company Information

We were incorporated in California on January 3, 2006 and reincorporated in Nevada in October 2011. Our principal executive offices are located at 301 North Canon Drive, Suite 305, Beverly Hills, CA 90210. Our telephone number is (310) 273-4222. We maintain an Internet website at www.gnusbrands.com. The information contained on, connected to or that can be accessed via our website is not part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only and not as an active hyperlink.

Private Placement of Common Shares and Warrants

On October 29, 2015, the Company entered into securities purchase agreements (the “October 2015 Purchase Agreements”) with certain accredited investors (the “October 2015 Investors”) pursuant to which the Company sold an aggregate of 1,443,334 shares of common stock and warrants (the “October 2015 Warrants”) to purchase up to an aggregate of 1,443,334 shares of common stock for a purchase price of $3.00 per share (the “October 2015 Private Placement”) and gross proceeds to the Company of $4,330,000. The closing of the October 2015 Private Placement was subject to certain customary closing conditions and occurred on November 3, 2015.

The October 2015 Warrants are exercisable into shares of common stock for a period of five (5) years from issuance at an initial exercise price of $3.30 per share, subject to adjustment in the event of stock splits, dividends and recapitalizations. The Company is prohibited from effecting an exercise of the October 2015 Warrants to the extent that as a result of such exercise, the October 2015 Investor would beneficially own more than 4.99% (subject to increase up to 9.99% upon 61 days’ notice) in the aggregate of the issued and outstanding shares of common stock.

In connection with the October 2015 Private Placement, the Company’s officers, directors and 10% or greater shareholders executed a lockup agreement whereby they are prohibited from disposing of any of the Company’s common stock or securities convertible or exercisable into the Company’s common stock held by them for a period of ninety (90) days from the closing of the October 2015 Private Placement which has since passed.

Pursuant to the registration rights agreement executed in connection with the October 2015 Private Placement, we filed with the SEC a registration statement on Form S-1, under the Securities Act of 1933, as amended, or the Securities Act, to register the resales. The Form S-1 was declared effective on December 29, 2015. We are filing this post-effective amendment to Form S-1 on Form S-3 for the purpose of (i) converting the registration statement on Form S-1 into a registration statement on Form S-3 and (ii) providing an updated prospectus relating to these previously registered resales on Form S-1.

Chardan Capital Markets LLC (“Chardan”) acted as sole placement agent in the October 2015 Private Placement in consideration for which the Company paid Chardan received a cash fee of $300,000 and issued to Chardan and its designee a five-year warrant to purchase up to 141,668 shares of common stock (the “Placement Agent Warrants”) at an initial exercise price of $3.60 per share. The terms of the Placement Agent Warrants are identical to the October 2015 Warrants issued to the October 2015 Investors in the October 2015 Private Placement except with respect to the exercise price thereof.

This prospectus may not be used to consummate a sale of any securities unless it is accompanied by a prospectus supplement.

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THE OFFERING

Securities Offered by the Selling Stockholders	2,014,319 shares, including 1,268,362 shares of our common stock issuable upon the exercise of warrants at an exercise price of $3.30 per share.

Common Stock outstanding	4,010,649 shares

Risk Factors	See “Risk Factors” as well as other information included in this prospectus, for a discussion of factors you should read and consider carefully before investing in our securities.

Trading Market	Our common stock is quoted on the NASDAQ Capital Market under the symbol “GNUS.”

Unless we indicate otherwise, all information in this prospectus:

•	is based on 4,010,649 shares of common stock issued and outstanding as of December 19, 2016;

•	excludes 1,651,667 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $3.48 per share as of December 19, 2016;

•	excludes 1,631,667 shares of our common stock issuable upon conversion of 4,895 outstanding shares of Series A Convertible Preferred Stock as of December 19, 2016;

•	excludes 1,378,524 shares of our common stock issuable upon conversion of 1,378,524 outstanding options as of December 19, 2016;

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RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks and uncertainties set forth below and in the “Risk Factors” section of our most recent Annual Report on Form 10-K and Form 10-K/A, as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K and Form 10-K/A, each of which is incorporated by reference into this prospectus, and you should also carefully consider any other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement, including our financial statements and the related notes thereto. The risks and uncertainties described in this prospectus, in our filings with the SEC and incorporated by reference into this prospectus, are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently believe are not material, also may become important factors that affect us and impair our business operations. The occurrence of any of the events or developments discussed in the risk factors described in our filings with the SEC could have a material and adverse impact on our business, results of operations, financial condition and cash flows, and in such case, our future prospects would likely be materially and adversely affected. If any of such events or developments were to happen, you could lose part or all of your investment. Further, our actual results could differ materially and adversely from those anticipated in our forward-looking statements as a result of certain factors.

RISKS RELATING TO OUR BUSINESS

We have incurred net losses since inception.

The Company has a history of operating losses and incurred net losses in each fiscal quarter since its inception. For the nine months ended September 30, 2016 and 2015, the Company generated net revenues of $648,711 and $710,999, respectively, and incurred net losses of $4,363,567 and $2,421,938, respectively. For the year ended December 31, 2015, the Company generated net revenues of $907,983 and incurred a net loss of $3,483,122, while for the previous year, the Company generated net revenue of $925,788 and incurred a net loss of $3,728,599. These losses, among other things, have had an adverse effect on our results of operations, financial condition, stockholders’ equity, net current assets and working capital.

The Company will need to generate additional revenue to achieve profitability. The Company has already achieved significant cost savings and is beginning to generate revenues derived from its existing properties, properties in production, new brands being introduced into the marketplace, and incremental revenue derived from the licensing business it manages on behalf of its clients. However, the ability to sustain these revenues and generate significant additional revenues or achieve profitability will depend upon numerous factors some of which are outside of the Company’s control.

We will need additional financing to continue our operations. If we are unable to obtain additional financing on acceptable terms, we will need to curtail or cease our development plans and operations.

As of September 30, 2016, we had approximately $3,642,667 of available cash and cash equivalents. We are currently reviewing our current operating plans, and we will require additional capital. Additional funds may be raised through the issuance of equity securities and/or debt financing, there being no assurance that any type of financing on terms acceptable to us will be available or otherwise occur. Debt financing must be repaid regardless of whether we generate revenues or cash flows from operations and may be secured by substantially all of our assets. Any equity financing or debt financing that requires the issuance of warrants or other equity securities to the lender would cause the percentage ownership by our current stockholders to be diluted, which dilution may be substantial. Also, any additional equity securities issued may have rights, preferences or privileges senior to those of existing stockholders. Any equity financing at a price below the then current conversion price of our Series A Convertible Preferred Stock will result in an adjustment to the conversion ratio, applicable to such securities, resulting in the issuance of additional shares of our common stock upon the conversion of our Series A Convertible Preferred Stock, which would further dilute our other stockholders.

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If we are not able to obtain sufficient capital, we may then be forced to limit the scope of our operations.

We expect that as our business continues to grow we will need additional working capital. If adequate additional debt and/or equity financing is not available on reasonable terms or at all, we may not be able to continue to expand our business, and we will have to modify our business plans accordingly. These factors could have a material adverse effect on our future operating results and our financial condition.

If we reach a point where we are unable to raise needed additional funds to continue as a going concern, we could be forced to cease our activities and dissolve the Company. In such an event, we will need to satisfy various creditors and other claimants, severance, lease termination and other dissolution-related obligations.

Our revenues and results of operations may fluctuate from period to period.

Cash flow and projections for any entertainment company producing original content can be expected to fluctuate until the animated content and ancillary consumer products are in the market and could fluctuate thereafter even when the content and products are in the marketplace. There is significant lead time in developing and producing animated content before that content is in the marketplace. Unanticipated delays in entertainment production can delay the release of the content into the marketplace. Structured retail windows that dictate when new products can be introduced at retail are also out of the Company’s control. While the Company believes it has mitigated this in part by creating a slate of properties at various stages of development or production as well as representing certain established brands which contribute immediately to cash flow, any delays in the production and release of our content and products or any changes in the preferences of our customers could result in lower than anticipated cash flows.

As with our cash flows, our revenues and results of operations depend significantly upon the appeal of our content to our customers, the timing of releases of our products and the commercial success of our products, none of which can be predicted with certainty. Accordingly, our revenues and results of operations may fluctuate from period to period. The results of one period may not be indicative of the results of any future period. Any quarterly fluctuations that we report in the future may not match the expectations of market analysts and investors. This could cause the price of our common stock to fluctuate.

Production cost will be amortized according to the individual film forecasting methodology. If estimated remaining revenue is not sufficient to recover the unamortized production costs, the unamortized production costs will be written down to fair value. In any given quarter, if we lower our previous forecast with respect to total anticipated revenue, we would be required to adjust amortization of related production costs. These adjustments would adversely impact our business, operating results and financial condition.

Changes in the United States, global or regional economic conditions could adversely affect the profitability of our business.

A decrease in economic activity in the United States or in other regions of the world in which we do business could adversely affect demand for our products, thus reducing our revenue and earnings. A decline in economic conditions could reduce demand for and sales of our products. In addition, an increase in price levels generally, or in price levels in a particular sector, could result in a shift in consumer demand away from the animated content and consumer products we offer, which could also decrease our revenues, increase our costs, or both.

Inaccurately anticipating changes and trends in popular culture, media and movies, fashion, or technology can negatively affect our sales.

While trends in the toddler to tween sector change quickly, we respond to trends and developments by modifying, refreshing, extending, and expanding our product offerings on an on-going basis. However, we operate in extremely competitive industries where the ultimate appeal and popularity of content and products targeted to this sector can be difficult to predict. We believe our focus on “content and products with a purpose” serves an underrepresented area of the toddler to tween market; however, if the interest of our audience trends away from our current properties toward other offerings based on current media, movies, animated content or characters, and if we fail to accurately anticipate trends in popular culture, movies, media, fashion, or technology, our products may not be accepted by children, parents, or families and our revenues, profitability, and results of operations may be adversely affected.

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We face competition from a variety of retailers that sell similar merchandise and have better resources than we do.

The industries in which we operate are competitive, and our results of operations are sensitive to, and may be adversely affected by, competitive pricing, promotional pressures, additional competitor offerings and other factors, many of which are beyond our control. Indirectly through our licensing arrangements, we compete for retailers as well as other outlets for the sale and promotion of our licensed merchandise. Our primary competition comes from competitors such as The Walt Disney Company, Nickelodeon Studios, and the Cartoon Network.

The Company has sought a competitive advantage by providing “content and products with a purpose” which are both entertaining and enriching for children and offer differentiated value that parents seek in making purchasing decisions for their children. While we do not believe that this value proposition is specifically offered by our competitors, our competitors have greater financial resources and more developed marketing channels than we do which could impact the Company’s ability, through its licensees, to secure shelf space thereby decreasing our revenues or affecting our profitability and results of operations.

The production of our animated content is accomplished through third-party production and animation studios around the world, and any failure of these third-parties could negatively impact our business.

As part of our business model to manage cash flows, we have partnered with a number of third-party production and animation studios around the world for the production of our new content in which these partners fund the production of the content in exchange for a portion of revenues generated in certain territories. We are reliant on our partners to produce and deliver the content on a timely basis meeting the predetermined specifications for that product. The delivery of inferior content could result in additional expenditures by us to correct any problems to ensure marketability. Further, delays in the delivery of the finished content to us could result in the Company failing to deliver the product to broadcasters to which it has been pre-licensed. While we believe we have mitigated this risk by aligning the economic interests of our partners with ours and managing the production process remotely on a daily basis, any failures or delays from our production partners could negatively affect our profitability.

If we fail to honor our obligations under the terms of our third party supplier or loan agreements, our business may be adversely affected.

In early 2014, the Company entered into an exclusive 3-year arrangement with Sony DADC US Inc. which gives Sony the right to fulfill the Company’s DVD and CD duplication requirements for its product. In consideration for these exclusive rights the Company received an initial marketing support payment of $750,000 with an additional $750,000 paid in February 2015. Sony will recoup the marketing support payment through a premium on the physical media unit costs. The Company is obligated to repay a pro-rata portion of the marketing support payment if the Company does not order a minimum number of DVD/CD units during the term and to do so may require it to divert funds from operations which may have a material adverse effect on its business.

On August 8, 2016, Llama Productions LLC, our wholly-owned subsidiary, closed a $5,275,000 multiple draw-down, non-recourse, secured, non-revolving credit facility (the “Facility”) with Bank Leumi USA to produce our animated series Llama Llama (the “Series”). The Series is configured as fifteen half-hour episodes comprised of thirty 11 minute programs to be delivered to Netflix in fall 2017. The Facility is secured by the license fees we will receive from Netflix for the delivery of the Series as well as our copyright in the Series. The Facility has a term of 40 months and has an interest rate of one, three, or six month LIBOR plus 3.25%. The Company is obligated to repay the Facility and intends to do so from the receipt of the license fees to be received from Netflix commencing on the final delivery and acceptance of Series by Netflix. The Company has secured a completion bond through Film Finances Inc. to insure its obligations under the terms of the License Agreement with Netflix. A material default in the terms of the License Agreement with Netflix or a failure to deliver the Series in accordance with the terms of the License Agreement could result in a default in the terms of the Facility and liability, among other remedies, for the repayment of the Facility and/or the completion bond. As a condition of the loan agreement with Bank Leumi, the Company deposited $1,000,000 into a cash account to be used solely for the production of the Series.

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Failure to successfully market or advertise our products could have an adverse effect on our business, financial condition and results of operations.

Our products are marketed worldwide through a diverse spectrum of advertising and promotional programs. Our ability to sell products is dependent in part upon the success of these programs. If we or our licensees do not successfully market our products or if media or other advertising or promotional costs increase, these factors could have an adverse effect on our business, financial condition, and results of operations.

The failure of others to promote our products may adversely affect our business.

The availability of retailer programs relating to product placement, co-op advertising and market development funds, and our ability and willingness to pay for such programs, are important with respect to promoting our properties. In addition, although we may have agreements for the advertising and promotion of our products through our licensees, we will not be in direct control of those marketing efforts and those efforts may not be done in a manner that will maximize sales of our products and may have a material adverse effect on our business and operations.

We may not be able to keep pace with technological advances.

The entertainment industry in general, and the music and motion picture industries in particular, continue to undergo significant changes, primarily due to technological developments. Because of the rapid growth of technology, shifting consumer tastes and the popularity and availability of other forms of entertainment, it is impossible to predict the overall effect these factors could have on potential revenue from, and profitability of, distributing entertainment programming. As it is also impossible to predict the overall effect these factors could have on our ability to compete effectively in a changing market, if we are not able to keep pace with these technological advances, our revenues, profitability and results from operations may be materially adversely affected.

Loss of key personnel may adversely affect our business.

Our success greatly depends on the performance of our executive management team, including Andrew Heyward, our Chief Executive Officer and Stone Newman, our President of Global Consumer Products, Worldwide Content Sales & Marketing. The loss of the services of any member of our core executive management team or other key persons could have a material adverse effect on our business, results of operations and financial condition.

Our management team currently owns a substantial interest in our voting stock.

As of December 19, 2016, our management team and Board of Directors beneficially own or control (including conversions, options or warrants exercisable or convertible within 60 days) a combined 1,815,658, or 39.7%, of the 4,010,649 shares currently outstanding (including conversions, options or warrants exercisable or convertible within 60 days). Sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Additionally, management has the ability to control any proposals submitted to shareholders, including corporate actions and board changes which may not be in accordance with the votes of other shareholders.

Litigation may harm our business or otherwise distract management.

Substantial, complex or extended litigation could cause us to incur large expenditures and could distract management. For example, lawsuits by licensors, consumers, employees or stockholders could be very costly and disrupt business.  While disputes from time to time are not uncommon, we may not be able to resolve such disputes on terms favorable to us.

8

Our vendors and licensees may be subject to various laws and government regulations, violation of which could subject these parties to sanctions which could lead to increased costs or the interruption of normal business operations that could negatively impact our financial condition and results of operations.

Our vendors and licensees may operate in a highly regulated environment in the US and international markets. Federal, state and local governmental entities and foreign governments may regulate aspects of their businesses, including the production or distribution of our content or products. These regulations may include accounting standards, taxation requirements (including changes in applicable income tax rates, new tax laws and revised tax law interpretations), product safety and other safety standards, trade restrictions, regulations regarding financial matters, environmental regulations, advertising directed toward children, product content, and other administrative and regulatory restrictions. While we believe our vendors and licensees take all the steps necessary to comply with these laws and regulations, there can be no assurance that they are compliant or will be in compliance in the future. Failure to comply could result in monetary liabilities and other sanctions which could increase our costs or decrease our revenue resulting in a negative impact on our business, financial condition and results of operations.

Protecting and defending against intellectual property claims may have a material adverse effect on our business.

Our ability to compete in the animated content and entertainment industry depends, in part, upon successful protection of our proprietary and intellectual property. We protect our property rights to our productions through available copyright and trademark laws and licensing and distribution arrangements with reputable companies in specific territories and media for limited durations. Despite these precautions, existing copyright and trademark laws afford only limited, or no, practical protection in some jurisdictions. It may be possible for unauthorized third parties to copy and distribute our productions or portions of our productions. In addition, although we own most of the music and intellectual property included in our products, there are some titles which the music or other elements are in the public domain and for which it is difficult or even impossible to determine whether anyone has obtained ownership or royalty rights. It is an inherent risk in our industry that people may make such claims with respect to any title already included in our products, whether or not such claims can be substantiated. If litigation is necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and the resulting diversion of resources could have an adverse effect on our business, operating results or financial condition.

RISKS RELATING TO OUR COMMON STOCK

Our stock price may be subject to substantial volatility, and stockholders may lose all or a substantial part of their investment.

Our common stock currently trades on the NASDAQ Capital Market. There is limited public float, and trading volume historically has been low and sporadic. As a result, the market price for our common stock may not necessarily be a reliable indicator of our fair market value. The price at which our common stock trades may fluctuate as a result of a number of factors, including the number of shares available for sale in the market, quarterly variations in our operating results, actual or anticipated announcements of new releases by us or competitors, the gain or loss of significant customers, changes in the estimates of our operating performance, fluctuations in the fair value of our common stock warrant liability and market conditions in our industry and the economy as a whole.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that could require correction or remediation, the disclosure of which may have an adverse impact on the price of our common stock.  We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, prospects, financial condition or results of operations.

9

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require an annual assessment of internal controls over financial reporting, and for certain issuers an attestation of this assessment by the issuer’s independent registered public accounting firm.  The standards that must be met for management to assess the internal controls over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards. We expect to incur significant expenses and to devote resources to Section 404 compliance on an ongoing basis.  It is difficult for us to predict how long it will take or costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis.  In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting or disclosure of management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

We are authorized to issue “blank check” preferred stock without stockholder approval, which could adversely impact the rights of holders of our common stock.

Our Articles of Incorporation authorize our Company to issue up to 10,000,000 shares of blank check preferred stock. Any additional preferred stock that we issue in the future may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. In addition, such preferred stock may contain provisions allowing those shares to be converted into shares of common stock, which could dilute the value of common stock to current stockholders and could adversely affect the market price, if any, of our common stock. In addition, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although we have no present intention to issue any additional shares of authorized preferred stock, there can be no assurance that we will not do so in the future.

We do not expect to pay dividends in the future and any return on investment may be limited to the value of our common stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as our Board of Directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our Board of Directors. If we do not pay dividends, our common stock may be less valuable because the return on investment will only occur if its stock price appreciates.

Our outstanding Series A Convertible Preferred shares contain anti-dilution provisions that, if triggered, could cause substantial dilution to our then-existing common stock holders which could adversely affect our stock price.

Our outstanding Series A Convertible Preferred shares contain anti-dilution provisions to benefit the holders thereof. As a result, if we, in the future, issue common stock or grant any rights to purchase our common stock or other securities convertible into our common stock for a per share price less than the then existing conversion price of the Series A Convertible Preferred shares, an adjustment to the then current conversion price would occur. This reduction in the conversion price could result in substantial dilution to our then-existing common stockholders as well as give rise to a beneficial conversion feature reported on our statement of operations. Either or both of which could adversely affect the price of our common stock.

10

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplements contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements are projections in respect of future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “would,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other comparable terminology and include, but are not limited to, statements regarding: our products; our business plan; the enforceability of our intellectual property rights; projections of market prices and costs; supply and demand for our products; future capital expenditures; our collaboration arrangements; relationships with retailers, and other business partners; ability to add new customer accounts; and future borrowings under our credit agreements. The material assumptions supporting these forward-looking statements include, among other things: our ability to obtain any necessary financing on acceptable terms; timing and amount of capital expenditures; the enforcement of our intellectual property rights; our ability to launch new products; retention of skilled personnel; continuation of current tax and regulatory regimes; current exchange rates and interest rates; and general economic and financial market conditions. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include: (1) a downturn in global economic conditions; (2) any adverse occurrence with respect to the development or marketing of our products; (3) any adverse occurrence with respect to any of our licensing or intellectual property agreements; (4) our ability to successfully launch new content and programming ; (5) our ability to successfully collaborate with major partners; (6) product and content development or other initiatives by our competitors; (7) potential negative financial impact from claims, lawsuits and other legal proceedings or challenges; (8) our ability to enforce our intellectual property rights; (9) our ability to hire and retain senior management and key employees; and (10) other factors beyond our control. Additional risks also include those described herein and in our filings with the SEC.

You should read this prospectus and the documents that we have filed as exhibits to this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties.  Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information.

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USE OF PROCEEDS

We will receive no proceeds from the sale of shares of common stock offered by the selling stockholders. However, we will generate proceeds from the cash exercise of the warrants by the selling stockholders at $3.30 per share, if any. We intend to use those proceeds for general corporate purposes.

12

PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the NASDAQ Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other available exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

13

SELLING STOCKHOLDERS

The common stock being offered by the selling stockholders are those previously issued to the selling stockholders, and those issuable to the selling stockholders, upon exercise of the warrants, as described on the cover-page to this prospectus. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and the warrants, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder, based on its ownership of the shares of common stock and warrants, as of December 19, 2016, assuming exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the selling stockholders in the October 2015 private placement and (ii) the maximum number of shares of common stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the warrants, a selling shareholder may not exercise the warrants to the extent such exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution” for more information.

Selling stockholder	Number of shares beneficially owned before offering	Number of shares offered	Number of shares beneficially owned after offering	Percentage of outstanding shares beneficially owned after offering (1)
Alexis Bard Johnson	16,668	16,668 (2)	0	*
American Capital Management LLC (3)	66,668	33,334 (4)	33,334	*
Angus Patrick Deeney UTMA Joseph Reda as Custodian (5)	11,668	6,668 (6)	5,000	*
Anne R. Brown IRR Trust UAD 3.30.1990 (7)	16,668	16,668 (2)	0	*
Anson Investments Master Fund LP (8)	150,001	150,001 (9)	0	*
Bard Micro Cap Value Fund LP (10)	66,668	66,668 (11)	0	*
Breanna Maria Reda UTMA Joseph Reda as Custodian (5)	11,668	6,668 (6)	5,000	*
Brio Capital Master Fund Ltd. (12)	323,134	223,134 (13)	100,000	1.8%
Carey Family Trust UAD 2/7/94 (14)	16,668	16,668 (2)	0	*
Claire Estie Deeney UTMA Joseph Reda as Custodian (5)	11,668	6,668 (6)	5,000	*
David Jenkins	33,334	33,334 (15)	0	*
Deborah B. Dewing Trust 6-1-1999	16,668	16,668 (2)	0	*
Declaration of Trust of Dale F. Snavely UAD 3.30.93	33,334	33,334 (4)	0	*
Dustin Russell Reda UTMA Joseph Reda as Custodian (5)	11,668	6,668 (6)	5,000	*
Elizabeth Arno	23,334	23,334 (16)	0	*
Elliot J. Steinbaum	16,668	16,668 (2)	0	*
Empery Asset Master, Ltd (17)	38,451	38,451 (18)	0	*
Empery Tax Efficient II, LP (19)	36,309	36,309 (20)	0	*
Empery Tax Efficient, LP (21)	25,241	25,241 (22)	0	*
Gordon K. Kapes	16,668	16,668 (2)	0	*
Henry J. Underwood Trust UAD 6/25/02	26,668	26,668 (23)	0	*

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Intracoastal Capital, LLC (5) (24)	8,334	8,334 (2)	0	*
Iroquois Capital Investment Group, LLC (25)	54,598	50,000 (26)	4,598	*
Iroquois Master Fund Ltd. (27)	424,349	133,334 (28)	291,015	5.2%
James D. Gerson	200,000	200,000 (29)	0	*
James Leland Boddy	16,668	16,668 (2)	0	*
Jason Adelman (5)	16,668	16,668 (2)	0	*
JBA Investments LLC (5) (30)	9,067	9,067 (31)	0	*
Joseph William Reda UTMA Joseph Reda as Custodian (5)	11,668	6,668 (6)	5,000	*
Katharine B. Dickson & Mark A. Dickson JTWROS	66,668	66,668 (11)	0	*
Laurie M. Harmon Trust of 1996 UAD 9/12/96	16,668	16,668 (2)	0	*
M. Edward Sellers & Suzan D. Boyd JTWROS	66,668	66,668 (11)	0	*
Marvin J. Pollack Trust UAD 5.22.90	16,668	16,668 (2)	0	*
Mary A Heatter Trust UAD 6.28.2004	16,668	16,668 (2)	0	*
Michael E. Donnelly (5)	8,334	8,334 (32)	0	*
MJA Investments (5) (30)	9,067	9,067 (31)	0	*
Next Generation Trust Services FBO Andrew Arno IRA (5)	18,001	18,001 (33)	0	*
Palm Global Small Cap Master Fund, LP (34)	33,334	33,334 (15)	0	*
Richard Molinsky	41,668	33,334 (4)	8,334	*
Robert S. Steinbaum	16,668	16,668 (2)	0	*
Rosemary Steinbaum	16,668	16,668 (2)	0	*
Scot Cohen	25,000	25,000 (35)	0	*
Seville Enterprises L.P. (36)	16,668	16,668 (2)	0	*
Sidney N. Herman	66,668	66,668 (11)	0	*
Steinbaum Family Trust (37)	16,668	16,668 (2)	0	*
T. Michael Johnson & Patricia R. Johnson JTWROS	16,668	16,668 (2)	0	*
The Special Equities Group, LLC(5) (38)	171,668	151,668 (39)	20,000	*
Timothy B. Johnson	66,668	66,668 (11)	0	*
William G Escamilla Trust UAD 7/29/03	16,668	16,668 (2)	0	*
William Kellogg 2011 Trust UAD 1-4-11 FBO C. Kellogg (40)	16,668	16,668 (2)	0	*
William Kellogg 2011 Trust UAD 1-4-11 FBO K. Kellogg (40)	16,668	16,668 (2)	0	*
Chardan Capital Markets, LLC (41)	58,334	28,334 (42)	30,000	*

(1)	Based on 4,010,649 shares of common stock outstanding as of December 19, 2016.
(2)	Includes 8,334 shares of common stock and 8,334 shares of common stock issuable upon exercise of warrants issued in the October 2015 Private Placement.
(3)	Kimberly Page has voting and dispositive power over the securities held by the selling stockholder.
(4)	Includes 16,667 shares of common stock and 16,667 shares of common stock issuable upon exercise of warrants issued in the October 2015 Private Placement.
(5)	The selling stockholder is an affiliate of a broker-dealer. The selling stockholder purchased the securities in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any purchase to distribute the securities.
(6)	Includes 3,334 shares of common stock and 3,334 shares of common stock issuable upon exercise of warrants issued in the October 2015 Private Placement.
(7)	Rocky W. Hudson has voting and dispositive power over the securities held by the selling stockholder.
(8)	Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the securities held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Adam Spears are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Spears each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is 190 Elgin Ave; George Town, Grand Cayman.
(9)	Includes 150,001 shares of common stock issuable upon exercise of warrants issued in the October 2015 Private Placement.
(10)	Timothy B. Johnson has voting and dispositive power over the securities held by the selling stockholder.
(11)	Includes 33,334 shares of common stock and 33,334 shares of common stock issuable upon exercise of warrants issued in the October 2015 Private Placement.
(12)	Shaye Hirsch has voting and dispositive power over the securities held by the selling stockholder.
(13)	Includes 106,467 shares of common stock and 116,667 shares of common stock issuable upon exercise of warrants issued in the October 2015 Private Placement.
(14)	Stuart S. Carey has voting and dispositive power over the securities held by the selling stockholder.
(15)	Includes 33,334 shares of common stock issuable upon exercise of warrants issued in the October 2015 Private Placement.
(16)	Includes 11,667 shares of common stock and 11,667 shares of common stock issuable upon exercise of warrants issued in the October 2015 Private Placement.
(17)	Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd. (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.
(18)	Includes 38,451 shares of common stock issuable upon exercise of warrants issued in the October 2015 Private Placement.

15

(19)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP ("ETE II"), has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.
(20)	Includes 36,309 shares of common stock issuable upon exercise of warrants issued in the October 2015 Private Placement.
(21)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.
(22)	Includes 25,241 shares of common stock issuable upon exercise of warrants issued in the October 2015 Private Placement.
(23)	Includes 13,334 shares of common stock and 13,334 shares of common stock issuable upon exercise of warrants issued in the October 2015 Private Placement.
(24)	Michael P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act of the securities reported herein that are held by Intracoastal. Mr. Asher, who is a manager of Intracoastal, is also a control person of a broker-dealer. As a result of such common control, Intracoastal may be deemed to be an affiliate of a broker-dealer. Intracoastal acquired the securities being registered hereunder in the ordinary course of business, and at the time of the acquisition of the securities, Intracoastal did not have any arrangements or understandings with any person to distribute such securities
(25)	Richard Abbe has voting and dispositive power over the securities held by the selling stockholder.
(26)	Includes 25,000 shares of common stock and 25,000 shares of common stock issuable upon exercise of warrants issued in the October 2015 Private Placement.
(27)	Iroquois Capital Management, L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd. (“IMF”). Consequently, Iroquois has voting and investment discretion over securities held by IMF. As President of Iroquois Capital, Richard Abbe makes voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13d of the Exchange Act) of the securities held by IMF. The selling stockholder owns shares of Series A Preferred Stock which may not be converted to common stock to the extent such conversion would result in the holder beneficially owning more than 9.99% of the outstanding common stock. The number of shares deemed beneficially owned is limited accordingly.
(28)	Includes 66,667 shares of common stock and 66,667 shares of common stock issuable upon exercise of warrants issued in the October 2015 Private Placement.
(29)	Includes 100,000 shares of common stock and 100,000 shares of common stock issuable upon exercise of warrants issued in the October 2015 Private Placement.
(30)	Andrew Arno has voting and dispositive power over the securities held by the selling stockholder.
(31)	Includes 4,067 shares of common stock and 5,000 shares of common stock issuable upon exercise of warrants issued in the October 2015 Private Placement.
(32)	Includes 8,334 shares of common stock issuable upon exercise of warrants issued in the October 2015 Private Placement.
(33)	Includes 6,334 shares of common stock and 11,667 shares of common stock issuable upon exercise of warrants issued in the October 2015 Private Placement.
(34)	Bradley C. Palmer has voting and dispositive power over the securities held by the selling stockholder.
(35)	Includes 25,000 shares of common stock issuable upon exercise of warrants issued in the October 2015 Private Placement.
(36)	Marvin J. Pollock has voting and dispositive power over the securities held by the selling stockholder.
(37)	Robert S. Steinbaum has voting and dispositive power over the securities held by the selling stockholder.
(38)	Jonathan Schechter and Joseph Reda have voting and dispositive power over the securities held by the selling stockholder.
(39)	Includes (i) 16,667 shares of common stock issued in the October 2015 Private Placement, (ii) 21,667 shares of common stock issuable upon exercise of warrants issued in the October 2015 Private Placement, and (iii) 113,334 shares of common stock issuable upon exercise of Placement Agent Warrants.
(40)	Henry J. Underwood has voting and dispositive power over the securities held by the selling stockholder.
(41)	The selling stockholder is a broker-dealer. The selling stockholder acquired the securities as compensation for investment banking services. Steven Urbach has voting and dispositive power over the securities held by the selling stockholder
(42)	Represents 28,334 shares issuable upon exercise of Placement Agent Warrants.

16

DESCRIPTION OF CAPITAL STOCK

General

The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplement or in any free writing prospectuses we have authorized for use in connection with a specific offering, summarizes some of the terms and provisions of the shares of our common stock and preferred stock that we may offer under this prospectus. These summary descriptions of our common stock and preferred stock are not meant to be complete descriptions of each security. For the complete terms of our common stock and preferred stock, please refer to our articles of incorporation, as may be amended from time to time, any certificates of designation for our preferred stock that may be authorized from time to time, and our bylaws, as amended from time to time. The Nevada Revised Statutes may also affect the terms of these securities. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer under this prospectus, we will describe the specific terms of any series of these securities in more detail in the applicable prospectus supplement. The applicable prospectus supplement for a particular offering of our common stock or preferred stock may specify different or additional terms.

Our authorized capital stock consists of 243,333,334 shares of capital stock, of which 233,333,334 are shares of common stock, par value $0.001 per share, and 10,000,000 are shares of preferred stock, par value $0.001.

Capital Stock Issued and Outstanding

As of December 19, 2016, we have issued and outstanding:

•	4,010,649 shares of common stock; and

•	4,895 shares of Series A Convertible Preferred Stock which are convertible into 1,631,667 shares of common stock.

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of legally available funds; however, the current policy of our Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our Board of Directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our Board of Directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Series A Convertible Preferred Stock

We have designated six thousand (6,000) shares of preferred stock as Series A Convertible Preferred Stock. Each share of Series A Preferred Stock is convertible into shares of our common stock based on a conversion calculation equal to the Base Amount divided by the conversion price. The Base Amount is defined as the sum of (i) the aggregate stated value of the Series A Preferred Stock to be converted and (ii) all unpaid dividends thereon. The stated value of each share of the Series A Preferred Stock is $1,000 and the initial conversion price is $6.00 per share, subject to adjustment in the event of stock splits, dividends and recapitalizations. Additionally, in the event we issue shares of our common stock or common stock equivalents at a per share price that is lower than the conversion price then in effect, the conversion price shall be adjusted to such lower price, subject to certain exceptions. Any reduction in the conversion price could result in substantial dilution to our then-existing common stockholders as well as give rise to a beneficial conversion feature reported on our statement of operations.

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Accordingly, in connection with the closing of the October 2015 Private Placement, the conversion price of the Series A Preferred Stock was reduced to $3.00. We are prohibited from effecting a conversion of the Series A Preferred Stock to the extent that as a result of such conversion, the holder would beneficially own more than 9.99% in the aggregate of the issued and outstanding shares of our common stock, calculated immediately after giving effect to the issuance of shares of common stock upon conversion of the Series A Preferred Stock. The shares of Series A Preferred Stock possess no voting rights.

Options

On December 29, 2008, we adopted the 2008 Stock Option Plan (the “Plan”), which provides for the issuance of qualified and non-qualified stock options to officers, directors, employees and other qualified persons. The Plan is administered by the Board of Directors of the Company or a committee appointed by the Board of Directors. The number of shares of the Company’s common stock initially reserved for issuance under the Plan was 36,667. On September 2, 2011, the stockholders holding a majority of the Company’s outstanding common stock adopted an amendment to the Company’s 2008 Stock Option Plan to increase the number of shares of common stock issuable under the plan to 166,667.

On September 18, 2015, the Company adopted the Genius Brands International, Inc. 2015 Incentive Plan (the “2015 Plan”). The 2015 Plan was approved by our stockholders in September 2015. The 2015 Plan as approved by the stockholders authorized the issuance up to an aggregate of 150,000 shares of common stock. On December 14, 2015, the Board of Directors voted to amend the 2015 Plan to increase the total number of shares that can be issued under the 2015 Plan by 1,293,334 from 150,000 shares to 1,443,334 shares. The increase in shares available for issuance under the 2015 Plan was approved by stockholders on February 3, 2016.

As of September 30, 2016, there are 1,378,524 options outstanding under the 2015 Incentive Plan, and no options outstanding under the 2008 Stock Option Plan.

Nevada Anti-Takeover Law and Certain Charter and Bylaw Provisions

Some features of the Nevada Revised Statutes, which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

Acquisition of Controlling Interest

The Nevada Revised Statutes contain provisions governing acquisition of a controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires a certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless the holders of a majority of the voting power of the corporation, excluding shares as to which any of such acquiring person or entity, an officer or a director of the corporation, or an employee of the corporation exercises voting rights, elect to restore such voting rights in whole or in part. These provisions apply whenever a person or entity acquires shares that, but for the operation of these provisions, would bring voting power of such person or entity in the election of directors within any of the following three ranges:

•	20% or more but less than 33 1/3%;
•	33 1/3% or more but less than or equal to 50%; or
•	more than 50%.

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The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from these provisions through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from these provisions.

These provisions are applicable only to a Nevada corporation, which:

•	has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation; and
•	does business in Nevada directly or through an affiliated corporation.

On November 20, 2013, we amended our bylaws to provide that the provisions of NRS 78.378 and 78.3793 (“Acquisition of a Controlling Interest”) shall not apply to the Company or to any acquisition of a controlling interest in the Company by any existing or future stockholder.

Combination with Interested Stockholder

The Nevada Revised Statutes contain provisions governing combination of a Nevada corporation that has 200 or more stockholders of record with an interested stockholder. As of December 19, 2016, we had 232 stockholders of record, not including persons or entities that hold our stock in nominee or “street” name through various brokerage firms. Therefore, these provisions apply to us as of such date.

A corporation affected by these provisions may not engage in a combination within two years after the interested stockholder first became an interested stockholder, unless either (i) the combination or transaction by which the interested stockholder first became an interested stockholder is approved by the board of directors before the interested stockholder first became an interested stockholder, or (ii) the combination is approved by the board of directors and by the affirmative vote of the corporation’s stockholders representing at least 60% of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or the interested stockholder’s affiliates. Generally, if approval is not obtained, then after the expiration of the two-year period, the business combination may be consummated with the approval of the board of directors of the combination or transaction by which the interested stockholder first became an interested stockholder before the person became an interested stockholder, or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

•	the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or within two years immediately before, or in the transaction in which he, she or it became an interested stockholder, whichever is higher;
•	the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or
•	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of a corporation. Generally, these provisions define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an interested stockholder of assets of the corporation having:

•	an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;
•	an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or
•	representing 10% or more of the earning power or net income of the corporation.

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Articles of Incorporation and Bylaws

Pursuant to our Articles of Incorporation, the existence of authorized but unissued common stock and undesignated preferred stock may enable our board of directors to make more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management.  If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our Articles of Incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock.  The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock.  The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our Company.

Registration Rights

We entered into a registration rights agreement with the Company’s Series A Convertible Preferred Stock investors, dated May 14, 2014, (the “May 2014 Registration Rights Agreement”). The May 2014 Registration Rights Agreement provides these investors the right to demand that their shares be covered by a registration statement that we are otherwise filing.

We entered into a registration rights agreement the October 2015 Private Placement investors, dated October 29, 2015, (the “October 2015 Registration Rights Agreement”). The October 2015 Registration Rights Agreement provides these Investors the right to demand that their shares be covered by a registration statement that we are otherwise filing.

Form S-3 Registration Rights

Pursuant to the October 2015 Registration Rights Agreement, we filed with the SEC a registration statement on Form S-1, under the Securities Act of 1933, as amended, or the Securities Act, to register these resales. The Form S-1 was declared effective on December 29, 2015. We are filing this post-effective amendment to Form S-1 on Form S-3 for the purpose of (i) converting the registration statement on Form S-1 into a registration statement on Form S-3, (ii) providing an updated prospectus relating to these previously registered resales on Form S-1 and (iii) fulfilling our obligation to register the resales.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer LLC, 18 Lafayette Place, Woodmere, NY 11598.

NASDAQ Global Market Listing

Our common stock is publicly traded on the NASDAQ Global Market under the symbol “GNUS.”

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LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York, will pass upon the validity of the issuance of the securities to be offered by this prospectus.

EXPERTS

The consolidated financial statements of Genius Brands International, Inc. as of and for the years ended December 31, 2014 have been audited by HJ Associates & Consultants, LLP (“HJ Associates”), independent registered public accounting firm as set forth in their report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The consolidated financial statements of Genius Brands International, Inc. as of and for the years ended December 31, 2015 have been audited by Haynie & Company (“Haynie”), independent registered public accounting firm as set forth in their report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Effective January 1, 2016, HJ Associates was acquired by Haynie. From January 15, 2016 through April 8, 2016, Haynie had been our independent registered public accounting firm.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s web site at http://www.sec.gov.

This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We also maintain a website at www.gnusbrands.com, through which you can access our SEC filings. The information set forth on, or accessible from, our website is not part of this prospectus.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement and any prospectus supplement filed hereafter, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed on March 30, 2016, as amended by Amendment No. 1 on Form 10-K, as filed on September 29, 2016;

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•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016, as filed on May 16, 2016, for the quarter ended June 30, 2016, as filed on August 15, 2016 and for the quarter ended September 30, 2016, as filed on November 14, 2016;

•	our Current Reports on Form 8-K filed on January 20, 2016, February 3, 2016, February 22, 2016, April 18, 2016, April 20, 2016, August 12, 2016, August 31, 2016, November 8, 2016 and November 18, 2016;

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed on November 18, 2016;

•	the description of our common stock contained in our Registration Statement on Form S-1, filed on June 16, 2014, pursuant to Section 12(b) of the Exchange Act (File No. 333-196813), as amended on July 16, 2014, and declared effective by the SEC on July 21, 2014, and any amendment or report filed with the SEC for purposes of updating such description; and

•	all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination or completion of the offering of securities under this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such reports and other documents.

In addition, all reports and other documents filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting: Investor Relations, Genius Brands International, Inc., 301 N. Canon Drive, Suite 305, Beverly Hills, CA 90210, or call (310) 273-4222.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC Registration Fee.

SEC Registration Fee *	$0
Legal Fees and Expenses	20,000
Accounting Fees and Expenses	7,500
Miscellaneous	2,500
Total	$30,000

___________________

*     Previously paid

Item 15. Indemnification of Directors and Officers

The Nevada Revised Statutes provide that:

•

a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful;

•

a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

•	to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

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The Nevada Revised Statutes provide that we may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	by our stockholders;
•	by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
•	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;
•	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or
•	by court order.

Our bylaws provide that our company shall indemnify each director, officer, and employee of our company, (i) against all the expenses (including attorneys’ fees, court costs and expert witness fees), judgments, decrees and fines actually paid in settlement in connection with any action, suit or proceeding, provided that the Board shall first have determined, in its sole judgment, that the person acted in good faith and in a manner that he or she reasonably believed to be in the best interests of the company. Our bylaws also provide that our company may, in its discretion, pay the expenses (including attorneys’ fees) incurred in defending proceeding civil action, suit or proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under the bylaws.

Item 16. Exhibits

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

Item 17. Undertakings

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Beverly Hills, State of California, on December 23, 2016.

GENIUS BRANDS INTERNATIONAL, INC.

By	/s/ Andrew Heyward
Name: Andrew Heyward Chairman and Chief Executive Officer (Authorized Officer and Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew Heyward	Chairman and Chief Executive Officer	December 23, 2016
Andrew Heyward	(Principal Executive Officer)

/s/ Rebecca D. Hershinger	Chief Financial Officer	December 23, 2016

Rebecca D. Hershinger	(Principal Financial Officer)

	Director	December 23, 2016
Bernard Cahill

*	Director	December 23, 2016
Joseph “Gray” Davis

*	Director	December 23, 2016
P. Clark Hallren

*	Director	December 23, 2016
Anthony Thomopoulos

	Director	December 23, 2016
Margaret Loesch

	Director	December 23, 2016
Lynne Segall

*	Director	December 23, 2016
Amy Moynihan Heyward

* Pursuant to Power of Attorney

By: /s/ Andrew Heyward

      Andrew Heyward

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EXHIBIT INDEX

Exhibit No.	Description

1.1**	Form of Underwriting Agreement
3.1	Articles of Incorporation (Incorporated by reference from Registration Statement on Form 10 filed with the SEC on May 4, 2011)
3.2	Bylaws (Incorporated by reference from Registration Statement on Form 10 filed with the SEC on May 4, 2011)
3.3	Articles of Incorporation of Genius Brands International, Inc., a Nevada corporation (Incorporated by reference to the Company’s Schedule 14C Information Statement, filed with the SEC on September 21, 2011)
3.4	Certificate of Correction to the Articles of Incorporation of Genius Brands International, Inc. (Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on December 12, 2011)
3.5	Articles of Merger, filed with the Secretary of State of the State of Nevada (Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on October 21, 2011)
3.6	Articles of Merger, filed with the Secretary of State of the State of California (Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on October 21, 2011)
3.7	Amendment to Bylaws dated November 15, 2013 (Incorporated by reference to the Company’s Form 8-K filed with the SEC on November 20, 2013)
3.8	Certificate of Amendment to Articles of Incorporation (Incorporated by reference to the Company’s Form 8-K filed with the SEC on October 17, 2013)
3.9	Certificate of Amendment to Articles of Incorporation (Incorporated by reference to the Company’s Form 8-K filed with the SEC on April 7, 2014)
3.10	Certificate of Change to the Articles of Incorporation (Incorporated by reference to the Company’s Form 8-K filed with the SEC on November 8, 2016)
4.1	Form of Stock Certificate (Incorporated by reference from Registration Statement on Form 10 filed with the SEC on May 4, 2011)
5.1	Opinion of Sichenzia Ross Friedman Ference LLP (incorporated by reference to Exhibit 5.1 of the Registrant’s Registration Statement on Form S-1, filed with the SEC on December 14, 2015)
23.1*	Consent of Haynie & Company, P.C. and HJ Associates & Consultants, LLP
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
24.1*	Powers of Attorney (incorporated by reference to the signature page hereto).

* Filed herewith.

** To be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.

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